Exhibit 8.1

Hogan Lovells US LLP Columbia Square 555 Thirteenth Street, NW Washington, DC 20004 T +1 202 637 5600 F +1 202 637 5910 www.hoganlovells.com

June 26, 2024

Board of Trustees

JBG SMITH Properties
4747 Bethesda Avenue, Suite 200

Bethesda, MD 20814

Ladies and Gentlemen:

We are acting as tax counsel to JBG SMITH Properties, a Maryland real estate investment trust (the “Company”), in connection with its registration statement on Form S-3 (the “Registration Statement”), filed with the Securities and Exchange Commission relating to the proposed public offering of an unlimited amount of one or more series of the following securities: (i) common shares of beneficial interest of the Company, par value $0.01 per share (the “Common Shares”), (ii) rights to purchase Common Shares (the “Rights”), (iii) preferred shares of beneficial interest of the Company, par value $0.01 per share (the “Preferred Shares”), (iv) depositary shares representing Preferred Shares (the “Depositary Shares”), and (v) warrants to purchase Common Shares, Preferred Shares, or Depositary Shares (the “Warrants” and, together with the Common Shares, Rights, Preferred Shares, and Depositary Shares, the “Securities”), all of which may be sold from time to time and on a delayed or continuous basis, as set forth in the prospectus which forms a part of the Registration Statement, and as to be set forth in one or more supplements to the prospectus. We are providing this opinion letter regarding the Company’s qualification as a real estate investment trust (a “REIT”) for U.S. federal income tax purposes, to be filed as an exhibit to the Registration Statement.

Bases for Opinions

In rendering the following opinions, we have examined such statutes, regulations, records, agreements, certificates, opinions and other documents as we have considered necessary or appropriate as a basis for the opinions, including, but not limited to, the following:

1.	the Registration Statement;

2.	the tax opinions, each dated July 17, 2017, provided by Sullivan & Cromwell LLP to the Company and concerning the qualification as a REIT for federal income tax purposes of each of H Street Building Corporation, Universal Building Inc., 17th Street LLC, and Vornado Warner LLC (collectively, the “Vornado REITs”) and Vornado Realty Trust (“Vornado”) for each taxable year, commencing with such REIT’s taxable year that ended on December 31 of the year for which it made its initial REIT election pursuant to Section 856(c)(1) through July 18, 2017 (the “Vornado REIT Opinions”);

Board of Trustees
JBG SMITH Properties
June 26, 2024

3.	the written representations regarding the organization, ownership and operations of the Vornado REITs and Vornado that were contained in the officer’s certificates dated July 17, 2017 and provided to Sullivan & Cromwell LLP by each of the Vornado REITs and Vornado in connection with the Vornado REIT Opinions (the “Vornado REIT Officer’s Certificates”);

4.	the Declaration of Trust of the Company, as amended through the date hereof; and

5.	such other documents as we deemed necessary or appropriate (those documents referred to in clauses (1) through (5), the “Reviewed Documents”).

The opinions set forth in this letter are premised on, among other things, the written representations of the Company regarding the organization, ownership and operations of the Company that are contained in a letter to us dated as of the date hereof (the “Company Representation Letter”).

For purposes of rendering our opinions, although we have knowledge as to certain of the facts set forth in the above-referenced documents and although we have discussed the Company Representation Letter with the signatory thereto, we have not made an independent investigation or audit of the facts set forth in the Reviewed Documents described in clause (1) and clauses (3) through (5) above or the Company Representation Letter. We consequently have relied, without independent investigation, upon the representations and statements of the Company as to factual matters that are set forth or described in the Reviewed Documents described in clause (1) and clauses (3) through (5) above and the Company Representation Letter. We have assumed that the information presented in such documents or otherwise furnished to us is accurate and complete in all material respects.

In this regard, we have assumed or obtained representations regarding (and, with your consent, are relying upon) the following:

(1)	that (A) all of the representations and statements set forth in the Reviewed Documents (excluding, for this purpose, the Vornado REIT Opinions) and the Company Representation Letter, and the assumptions and conditions underlying the Vornado REIT Opinions, are true, correct, and complete as of the date hereof, (B) any representation or statement made as a belief or made “to the knowledge of” or similarly qualified is true, correct and complete as of the date hereof, and that such representation or statement will continue to be true, correct and complete, without such qualification, (C) each of the Reviewed Documents that constitutes an agreement, or each agreement described in a Reviewed Document or in the Company Representation Letter, is valid and binding in accordance with its terms, and (D) each of the obligations imposed by or described in the Reviewed Documents, including, without limitation, the obligations imposed under the Declaration of Trust, has been and will continue to be performed or satisfied in accordance with its terms;

(2)	the genuineness of all signatures, the proper execution of all documents, the authenticity of all documents submitted to us as originals, the conformity to originals of documents submitted to us as copies, and the authenticity of the originals from which any copies were made;

Board of Trustees
JBG SMITH Properties
June 26, 2024

(3)	that any documents as to which we have reviewed only a form were or will be duly executed without material changes from the form reviewed by us; and

(4)	each of the Company and Vornado will comply with its representations and covenants contained in its respective officer’s certificate to the effect that such entity will utilize all available “savings provisions” (including, without limitation, the provisions of Sections 856(c)(6), 856(c)(7), and 856(g) of the Internal Revenue Code of 1986, as amended (the “Code”), and the provision included in Section 856(c)(4) of the Code (flush language) allowing for the disposal of assets within 30 days after the close of a calendar quarter, and all available deficiency dividend procedures) available to a REIT under the Code in order to correct any violations of the applicable REIT qualification requirements of Sections 856 and 857 of the Code, to the full extent the remedies under such provisions are available.

Any material variation or difference in the facts from those set forth in the documents that we have reviewed and upon which we have relied (including, in particular, the Company Representation Letter and the Vornado REIT Officer’s Certificates) may adversely affect the conclusions stated herein.

Opinions

Based upon, subject to, and limited by the assumptions and qualifications set forth herein (including those set forth below), we are of the opinion that:

(1)	commencing with its first taxable year ended December 31, 2017, the Company has been organized and has operated in conformity with the requirements for qualification and taxation as a REIT under the Code, and its current and proposed method of operation (as described in the Reviewed Documents and the Company Representation Letter) will enable the Company to continue to meet the requirements for qualification and taxation as a REIT under the Code for the taxable year ending December 31, 2024 and subsequent taxable years; and

(2)	the portions of the discussions under the heading “Material U.S. Federal Income Tax Consequences” contained in Item 9B of the Company’s Annual Report on Form 10-K for the year ended December 31, 2023, filed with the SEC on February 20, 2024, which is incorporated by reference in the discussion under the heading “Material U.S. Federal Income Tax Considerations” contained in the Registration Statement that describe applicable U.S. federal income tax law are correct in all materials respects as of the date hereof.

* * * * *

Board of Trustees
JBG SMITH Properties
June 26, 2024

In addition to the assumptions set forth above, our opinions are subject to the exceptions, limitations and qualifications set forth below:

(1)	The Company’s qualification and taxation as a REIT depend upon its ability to meet on an ongoing basis (through actual annual operating results, distribution levels, diversity of share ownership and otherwise) the various REIT qualification tests imposed under the Code, and upon the Company utilizing all appropriate “savings provisions” (including, without limitation, the provisions of Sections 856(c)(6), 856(c)(7), and 856(g) of the Code, and the provision included in Section 856(c)(4) of the Code (flush language) allowing for the disposal of assets within 30 days after the close of a calendar quarter, and all available deficiency dividend procedures) available to a REIT under the Code in order to correct any violations of the applicable REIT qualification requirements of Sections 856 and 857 of the Code, to the full extent the remedies under such provisions are available. Our opinions set forth above do not foreclose the possibility that the Company may have to pay an excise or penalty tax (which tax could be significant in amount) in order to maintain its REIT qualification.

(2)	The accuracy of our opinions is dependent on the representations contained in the Company Representation Letter (including representations with respect to the Company’s subsidiaries) regarding the value and composition of the assets of the Company, and the nature of its income therefrom. We have not undertaken at this time to review the Company’s compliance with these requirements on a continuing basis, nor will we do so in the future. Accordingly, no assurance can be given that the actual results of the Company’s operations, the sources of its income, the nature of its assets, the level of its distributions to shareholders and the diversity of its share ownership for any given taxable year will satisfy the requirements under the Code for qualification and taxation as a REIT.

(3)	Our opinions represent and are based upon our best judgment regarding the application of relevant current provisions of the Code and Treasury Regulations and interpretations of the foregoing as expressed in existing court decisions, legislative history, administrative determinations (including the practices and procedures of the Internal Revenue Service (the “IRS”) in issuing private letter rulings, which are not binding on the IRS except with respect to the taxpayer that receives such a ruling) and published rulings and procedures, as of the date hereof. These provisions and interpretations are subject to changes (which may apply retroactively) that might result in material modifications of our opinions. Our opinions do not foreclose the possibility of a contrary determination by the IRS or a court of competent jurisdiction, or of a contrary position by the IRS or the Treasury Department in regulations or rulings issued in the future. In this regard, an opinion of counsel with respect to an issue represents counsel’s best professional judgment with respect to the outcome on the merits with respect to such issue, if such issue were to be litigated, but an opinion is not binding on the IRS or the courts, and is not a guarantee that the IRS will not assert a contrary position with respect to such issue or that a court will not sustain such a position asserted by the IRS. The Company has not requested a ruling from the IRS (and no ruling will be sought) as to the federal tax consequences addressed in this opinion. Furthermore, no assurance can be given that future legislative, judicial or administrative changes, on either a prospective or retroactive basis, would not adversely affect the accuracy of the opinions expressed herein. We undertake no responsibility to advise you of any new developments in the law or in the application or interpretation of the federal income tax laws.

Board of Trustees
JBG SMITH Properties
June 26, 2024

(4)	Our opinion letter addresses only the specific U.S. federal income tax matters set forth above, as limited and qualified herein. This opinion letter does not address any other federal, state, local or foreign tax issues.

This opinion letter has been prepared for your use in connection with the filing of the Registration Statement and speaks as of the date hereof. We assume no obligation by reason of this opinion letter or otherwise to advise you of any changes in our opinions subsequent to the date hereof. This opinion letter may not be distributed, quoted in whole or in part or otherwise reproduced in any document, or filed with any governmental agency without our express written consent. Except as provided in the next sentence, this opinion letter may not be relied on by any other person for any other purpose without our prior written consent. We hereby consent to the filing of this opinion letter as Exhibit 8.1 to the Registration Statement and to the reference to Hogan Lovells US LLP under the caption “Legal Matters” in the Registration Statement. In giving this consent, however, we do not admit thereby that we are an “expert” within the meaning of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Hogan Lovells US LLP

HOGAN LOVELLS US LLP